UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): November 15, 2022
COMSTOCK RESOURCES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-03262	94-1667468

(State or other jurisdiction incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
5300 Town and Country Boulevard
Suite 500
Frisco, Texas 75034
(Address of principal executive offices)
(972) 668-8800
(Registrant's Telephone No.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.50 (per share)	CRK	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement
On November 15, 2022, Comstock Resources, Inc ("Comstock" or the "Company") entered into an amended and restated revolving credit agreement with Wells Fargo Bank National Association, as administrative agent, and other lenders party thereto (the "Credit Agreement"). The Credit Agreement is a senior secured reserve based revolving credit facility with an aggregate maximum credit amount of $3.5 billion, a borrowing base of $2.0 billion and total lender commitments of $1.5 billion. The Credit Agreement has a maturity date of November 15, 2027.

Comstock can make borrowings under the credit facility at (i) adjusted SOFR plus a margin ranging from 1.75% to 2.75% or (ii) an alternate base rate, plus a margin ranging from 0.75% to 1.75%, in each case depending on the utilization of the borrowing base. The undrawn portion of the total lender commitments will be subject to a commitment fee ranging from 0.375% to 0.50%, which is also dependent on the utilization of the borrowing base. The borrowing base will be redetermined by the lenders semi-annually beginning April 1, 2023 and at certain other times as permitted under the Credit Agreement.

The Credit Agreement contains customary financial and non-financial covenants. Comstock must maintain (1) a ratio of Total Net Debt to EBITDAX of less than 3.5 to 1.0 and (2) an adjusted current ratio of at least 1.0 to 1.0. In addition, the Credit Agreement contains various covenants that limit, among other things, Comstock’s ability to incur additional indebtedness, grant liens, make distributions and dividends, enter into transactions with affiliates and make certain acquisitions and investments.

If an event of default occurs under the Credit Agreement, the lenders will be able to accelerate the maturity of the credit facility and exercise other rights and remedies. An event of default includes, among other things nonpayment of principal when due, nonpayment of interest, fees or other amounts, material inaccuracy of representations and warranties, violation of covenants, bankruptcy events, certain ERISA events, judgments in excess of $75 million and a change in control.

The preceding summary of the material terms of the Credit Agreement is qualified in its entirety by the full text of the Credit Agreement, which is filed herewith as Exhibit 10.1. In the event of any discrepancy between the preceding summary and the text of the Credit Agreement, the text of the Credit Agreement shall control.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant into a Material Definitive Agreement
The information set forth in Item 1.01 above is hereby incorporated into this Item 2.03 by reference, insofar as it relates to the creation of a direct financial obligation.
Item 9.01     Financial Statements and Exhibits

Exhibit No.	Description
10.1
Second Amended and Restated Credit Agreement dated as of November 15, 2022, among the Company, Wells Fargo Bank, National Association as Administrative Agent and the lenders party thereto from time to time.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COMSTOCK RESOURCES, INC.

Dated: November 16, 2022	By:	/s/ ROLAND O. BURNS
Roland O. Burns
President and Chief Financial Officer